Exhibit 99.1

NEWS RELEASE
6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com
CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com

THE COOPER COMPANIES APPOINTS RANDAL L. GOLDEN TO GENERAL COUNSEL

PLEASANTON, Calif., January 23, 2014 – The Cooper Companies, Inc. (NYSE: COO) today announced the appointment of Randal L. Golden to General Counsel, effective February 1, 2014. Golden will be responsible for the Company’s global legal affairs.

Golden joined Cooper in March 2010 and has served as Assistant General Counsel since May 2013. Prior to joining, Golden has over 26 years of legal experience including corporate legal positions at Align Technology, Inc., Nokia, Inc. and Verizon Wireless. Golden holds a Juris Doctor degree from the University of California, Los Angeles, and a Bachelor of Science degree in Finance from the University of Illinois. He is a member of the State Bar of California.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 8,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.